Ford


NEWS

Contact:     George Pipas
             313-323-9216
             gpipas@ford.com

IMMEDIATE RELEASE
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FORD'S F-SERIES SETS INDUSTRY TRUCK SALES RECORDS;
AMERICA'S BEST-SELLING VEHICLE 23 YEARS IN A ROW

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o F-Series sets December (95,392) and full year (939,511) industry truck sales records.
o New products enable cars to post first monthly increase since January 2003.
o Mustang stampede continues as December retail sales soar 60 percent vs. year ago.
o Retail sales for Ford Five Hundred, Ford Freestyle, and Mercury Montego climb 26 percent vs. November.
o Ford Escape sets new full year record for small sport utility vehicles; best sales month for Mercury Mariner.
o Volvo sets December and full year records.
o All-new LR3 boosts Land Rover to best sales month ever.
o Ford's overall December sales totaled 294,270, up 1 percent compared with year ago.

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DEARBORN,  Mich.,  Jan 4 - Ford's  F-Series set industry  truck sales records in
December and is America's best selling vehicle for the 23rd year in a row.

Ford dealers put an exclamation point on a record-setting sales year with record December sales. For the full year, Ford dealers delivered 939,511 F-Series trucks - topping the previous record (911,597) set in 2001. This year marked the first full year of sales for the all-new F-150, which was introduced in September 2003. A redesigned F-Series Super Duty model debuted in September 2004. December sales were 95,392, up 13 percent from last year's record sales. December marked the 16th month in a row of higher F-Series sales.






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Overall,  the company's  U.S.  sales totaled  294,270 in December,  up 1 percent compared with a year ago. Among brands, Ford was up 2 percent, Volvo was up 4 percent, and Land Rover was up 49 percent. For the full year, the company's U.S. sales totaled 3.33 million, down 4 percent.

December marked the first month Ford car retail sales increased since January 2003, reflecting growing consumer awareness and availability of recently introduced products. Ford car sales were up 3 percent for the month.

Total Mustang sales were up 9 percent compared with a year ago. Retail sales for Ford's legendary pony car were 60 percent higher than a year ago.

The new Ford Five Hundred, Ford Freestyle and Mercury Montego combined for total sales of 10,407. Retail sales of the Chicago-produced products were up 26 percent compared with November.

Ford's Escape, the best-selling small sport utility vehicle in America, set a new full year sales record of 183,430. The previous record (167,678) was set last year. December sales were 14,308 (including 969 hybrid models).

Mercury's new compact sport utility vehicle, the Mariner, posted December sales of 2,462 - its best sales month so far.

Volvo posted record December sales of 12,207, reflecting a best-ever month for the XC90 sport utility vehicle and strong sales of the new S40 sedan and V50 sport wagon. XC90 sales were 5,018, up 17 percent from a year ago. December capped a record setting sales year for Volvo retailers. Full year Volvo sales were 139,067, up 3 percent from last year's record.

The all-new LR3 boosted Land Rover to its best-ever sales month (5,495). LR3 sales were 2,140, up 64 percent compared with November - the month of introduction.







Go to http://media.ford.com for news releases and high-resolution photographs.